News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS SECOND FISCAL QUARTER

EARNINGS OF $0.64 PER DILUTED SHARE

Houston, Texas. April 24, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $188.9 million for the second fiscal quarter ended March 31, 2007, or $0.64 per diluted share. The quarter's diluted earnings per share improved 3% compared to the $0.62 per diluted share for the second quarter of fiscal 2006 and decreased 9% compared to the $0.70 per diluted share reported in the previous quarter.

Consolidated revenue in the second quarter of fiscal 2007 was $1,186.6 million, up 10% compared to $1,078.8 million in prior year's March quarter and slightly up compared to $1,183.9 million reported in the previous quarter. Consolidated operating income for the quarter was $290.2 million, a 2% decrease compared to $295.3 million for the same quarter last year and an 8% decrease compared to $316.3 million reported in the previous quarter.

During the second quarter, debt increased $127.5 million to $672.2 million and cash and cash equivalents decreased $5.4 million to $57.1 million. Uses of cash during the quarter include capital expenditures of $160.6 million (excluding $47.8 million related to the previously announced buy-out of an equipment partnership established in 1997) and dividend payments of $14.7 million. The Company also acquired Norson Service Ltd. in March 2007 for $28.2 million. Norson provides subsea pipeline commissioning and umbilical testing services to select offshore markets and will broaden the service offering of our process and pipeline services business.

Commenting on the results, Chairman and CEO Bill Stewart said, "Our second fiscal quarter results, while an improvement over last year, did not meet our projections due to pricing declines in the U.S. market, lower activity and pricing declines in Canada and project delays in our International Pressure Pumping markets.

"In response to market softness in Canada, we have taken corrective action to reduce personnel to a level more reflective of expected drilling activity. We have also identified excess pressure pumping equipment in this market that is currently being deployed to select markets internationally. The equipment is expected to be operating in new markets late in our third and into our fourth fiscal quarters of 2007.

"Other developments for the Company include the recent award of an offshore stimulation contract off the west coast of India. The MV Vestfonn, currently operating in the North Sea, is expected to begin operations in India late in the fourth quarter of fiscal 2007.

"The Company was also awarded an offshore stimulation and completions contract off the east coast of India. The MV Discovery, operating in the Gulf of Mexico, will transfer to India late in the fourth quarter of fiscal 2007 to perform gravel pack, frac pack and stimulation pumping requirements for the Reliance Industries Ltd. D6 development project. In addition, BJ will supply completion tools and screens for cased hole completions on this development. These two contracts are expected to improve the utilization and profitability of our offshore stimulation fleet as we enter our fiscal year 2008.

"Earlier this month, we completed the divestiture of our workover rig business in Russia. With local management focused solely on pressure pumping and the stimulation capacity that we are adding to this market, we believe this operation is positioned to take advantage of a growing stimulation market and improve operating income margins.

"During the quarter, we expanded our pressure pumping operations into the southern region of Mexico. The Company was awarded a three-year contract where cementing, coiled tubing and acidizing services will be provided.

"Looking at the business near term, U.S. drilling activity is expected to be up slightly for our fiscal third quarter. However, pricing pressures are expected to continue in this market. Canada is in full Spring break-up with activity levels significantly below last year, resulting in a projected sequential activity decline of approximately 60% for our fiscal third quarter and a year over year decline of approximately 20%. Our international pressure pumping business is expected to recover from project delays experienced in fiscal second quarter and our Oilfield Services Group is projected to improve as our process and pipeline business enters its seasonal market increase. As such, we expect earnings for our third fiscal quarter to be $0.58 to $0.60 per diluted share."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	March 31		December 31
	2007	2006	2006
Revenue	$1,186,638	$1,078,818	$1,183,940
Operating Expenses:
Cost of sales and services	820,661	712,358	788,635
Research and engineering	16,164	15,574	15,694
Marketing	26,075	24,953	25,813
General and administrative	33,634	28,756	37,207
Loss (gain) on long-lived assets	(83)	1,848	265
Total operating expenses	896,451	783,489	867,614
Operating income	290,187	295,329	316,326
Interest expense (1)	(8,488)	(155)	(8,779)
Interest income	504	3,501	320
Other income/(expense), net	(1,797)	(748)	(2,076)
Income before income taxes	280,406	297,927	305,791
Income taxes	91,490	94,443	98,707
Net income	$188,916	$203,484	$207,084

Earnings Per Share:
Basic	$0.64	$0.63	$0.71
Diluted	$0.64	$0.62	$0.70

Weighted Average Shares Outstanding:
Basic	293,247	323,027	293,024
Diluted	296,276	326,859	296,477

Supplemental Data:
Depreciation and amortization	$49,819	$39,917	$ 45,705
Capital expenditures	208,399	109,631	146,452
Debt	672,236	496	544,737
	Six Months Ended
	March 31
	2007	2006
Revenue	$2,370,578	$2,034,979
Operating Expenses:
Cost of sales and services	1,609,296	1,361,622
Research and engineering	31,858	30,727
Marketing	51,888	49,547
General and administrative	70,841	66,347
Loss on long-lived assets	182	1,856
Total operating expenses	1,764,065	1,510,099
Operating income	606,513	524,880
Interest expense(1)	(17,267)	(290)
Interest income	824	6,891
Other income/(expense), net	(3,873)	204
Income before income taxes	586,197	531,685
Income taxes	190,197	168,544
Net income	$ 396,000	$ 363,141

Earnings Per Share:
Basic	$1.35	$1.12
Diluted	$1.34	$1.11

Weighted Average Shares Outstanding:
Basic	293,134	323,469
Diluted	296,408	327,421

Supplemental Data:
Depreciation and amortization	$ 95,524	$ 78,102
Capital expenditures	354,851	191,491

  In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and had short-term borrowings of $172.5 million as of March 31, 2007. In February 2006, the Company redeemed debt of $79.0 million.

Operating Highlights

Following are the results of operations for the three months ended March 31, 2007, March 31, 2006 and December 31, 2006 and for the six months ended March 31, 2007 and March 31, 2006:

	Three Months Ended			Six Months Ended
	March 31		December 31	March 31
	2007	2006	2006	2007	2006

U.S./Mexico Pressure Pumping Revenue	$633,356	$566,896	$640,826	$1,274,182	$1,064,190
Operating Income	220,340	215,369	252,557	472,897	390,848
Operating Income Margins	35%	38%	39%	37%	37%

Canada Pressure Pumping Revenue	$121,876	$151,750	$111,664	$233,540	$276,015
Operating Income	18,810	39,635	13,407	32,217	71,402
Operating Income Margins	15%	26%	12%	14%	26%

International Pressure Pumping Revenue	$250,371	$203,873	$252,056	$502,427	$395,602
Operating Income	29,085	27,442	40,338	69,423	53,065
Operating Income Margins	12%	13%	16%	14%	13%

Oilfield Services Group Revenue	$181,035	$156,299	$179,394	$360,429	$299,172
Operating Income	36,674	31,922	32,698	69,372	57,075
Operating Income Margins	20%	20%	18%	19%	19%

Corporate Revenue	$ -	$ -	$ -	$ -	$ -
Operating Loss	(14,722)	(19,039)	(22,674)	(37,396)	(47,510)

March Quarter Review

U.S./Mexico Pressure Pumping Services second quarter 2007 revenue of $633.4 million was slightly below the December 2006 quarter (sequential) and 12% higher than the March 2006 quarter (year over year). Customer drilling activity for U.S./Mexico increased slightly from the previous quarter, while showing a 14% improvement year over year. Operating income margin for the quarter was 35%, down from 38% in the same quarter last year and 39% in the December 2006 quarter. The sequential decline in operating income margin was primarily due to lower pricing for our products and services and higher maintenance expense. Year over year, operating income margin declined due to cost inflation for materials and labor plus higher maintenance spending on equipment.

Canada Pressure Pumping Services second quarter 2007 revenue of $121.9 million increased 9% sequentially due to a 9% increase in wells drilled. Year over year, revenue decreased 20% due to a 21% decline in the number of wells drilled. Lower natural gas prices in the region have resulted in curtailment of drilling activity by our customers. Operating income margin for Canada increased to 15% from 12% in the previous quarter due to the higher drilling activity. Compared to the same quarter of last year, operating income margin declined from 26% due to lower drilling activity and pricing for our products and services along with higher labor and material costs.

International Pressure Pumping Services second quarter 2007 revenue of $250.4 million decreased 1% sequentially with average active drilling rigs increasing 3% during the same period. Revenue compared to the same quarter last year increased 23% with average active drilling rigs up 10%. Revenue performance by region is as follows:

Region	Sequential	Year Over Year
Europe/Africa	-4%	32%
Middle East	5%	28%
Asia Pacific	1%	6%
Russia	-1%	22%
Latin America	-1%	23%

Sequential revenue increases from our Middle East and Asia Pacific operations were offset by revenue declines in our other international operating regions. The Middle East benefited from activity increases in India, Azerbaijan, Egypt, and Saudi Arabia. These increases were slightly offset by a decline in revenue from Kazakhstan due to customer project delays. While our Asia/Pacific region experienced activity increases in Thailand and Malaysia, the increases were almost entirely offset by Indonesia, Australia, and New Zealand project delays. Revenue from our Europe/Africa operations decreased due to activity declines in Africa and Norway. In Latin America, improved activity in Argentina was offset by declines in the Colombia stimulation market and Venezuela.

All of our regions showed revenue improvement year over year. The Europe/Africa region revenue improvement was due to increased revenue in North Africa, as a result of acquiring a controlling interest in our Algerian venture and expansion into Libya. In the Middle East, activity gains in India, Azerbaijan, and Saudi Arabia were offset slightly by declines in Bangladesh due to non-repeat blow out work in the previous year. For Asia Pacific, revenue improvement in Malaysia was offset by a decrease in our New Zealand stimulation project work. In Latin America, Argentina, Colombia and Brazil contributed to the revenue gain.

Operating income margin for international pressure pumping was 12% compared to 16% reported in the previous quarter and 13% reported in last year's March quarter. Each of the international regions experienced some decline during the quarter. The vessels in Latin America were dry docked for several days during the quarter. Coiled tubing activities in the North Sea were lower as several operators delayed coiled tubing workover campaigns. Kazakhstan experienced a reduction in revenue as a key customer demobilized assets that were active during the prior quarter. Russia experienced 13 days of down time due to extreme cold weather during the quarter.

Oilfield Services Group second quarter 2007 revenue of $181.0 million increased 1% sequentially and increased 16% year over year.

Division	Sequential	Year Over Year
Tubular Services	2%	38%
Process & Pipeline Services	-14%	4%
Chemical Services	2%	37%
Completion Tools	3%	13%
Completion Fluids	20%	6%

Year over year revenue improvement for Tubular Services was the result of a strong U.S. business and international expansion. Sequentially, revenue growth in Africa and Asia Pacific was partially offset by lower revenue in the Middle East.

Process and Pipeline Services revenue improved year over year due to strong performances in the North Sea and Asia Pacific partially offset by lower revenue in North America and Africa. Sequentially, the business was negatively impacted by normal seasonal declines in the business.

For our Chemical Services division, revenue continued to improve year over year due to increased market activity and the acquisition of Dyna-Coil in August 2006. Excluding Dyna-Coil, revenue would have increased 11% year over year.

Our Completion Tools and Completion Fluids businesses benefited from increased activity in the U.S. and Mexico markets. In addition, our Completion Fluids business experienced increased revenue as the result of the acquisition of Tekcor Technology, Ltd, in December 2006.

The Oilfield Services Group operating income margin for the quarter was 20%, up from 18% in the previous quarter and flat with that reported in last year's March quarter. The sequential increase was due primarily to high margin deepwater activity with our U.S. Completion Tools division.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the March 2007 quarter compared to the December 2006 quarter and the March 2006 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	1%	12%
Canada	7%	-19%
Total	2%	5%
Latin America	-3%	26%
Europe/Africa	-2%	18%
Russia	-1%	22%
Middle East	-5%	19%
Asia Pacific	-3%	12%
Total	-3%	19%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/312-1303, 10 minutes prior to the conference call start time and give the conference code number 6857224. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 6857224. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)